First Financial Fund, Inc.
                              Gateway Center Three
                               100 Mulberry Street
                          Newark, New Jersey 07102-4077

                                  July 31, 2002

To our valued Stockholders:

      I know you have received plenty of mail from us lately with respect to our recommendation that you re-elect the incumbents, Eugene C. Dorsey and Robert E. La Blanc, as Class I Directors of First Financial Fund, Inc. (the "Fund"), by voting on the WHITE proxy cards. However, yesterday, an independent arbiter of proxy proposals and corporate governance, Institutional Shareholder Services ("ISS"), strongly recommended that its subscribers, primarily institutional investors, vote for the incumbents and discard the Horejsi Group's proxy card. In its report, ISS stated the following:

       O "THE INCUMBENT DIRECTORS HAVE HELPED LEAD THE FUND TO ITS SUCCESSFUL RECORD. IT WOULD SEEM ODD TO CHANGE THIS SUCCESSFUL TEAM AT THIS JUNCTURE WITHOUT MORE COMPELLING ARGUMENTS...";

       O "[THE HOREJSI GROUP] SHOULD NOT BE ABLE TO CO-OPT A FUND THAT IS FULFILLING AN IMPORTANT OBJECTIVE AND HAS POSTED STRONG RETURNS.";

       O "WHY DOES MR. HOREJSI SEEK THE ABILITY TO CHANGE [THE FUND] IF HE IS GENERALLY PLEASED WITH ITS PERFORMANCE?";

       O "PROVIDING MR. HOREJSI WITH THE ABILITY TO CHANGE FUND OPERATIONS WOULD ALLOW HIM TO CHANGE THE FUND'S INVESTMENT OBJECTIVE...THESE CHANGES MIGHT NOT BE IN THE BEST INTEREST OF ALL SHAREHOLDERS."; AND

       O "...THE MAIN POINT IS THAT THE INCUMBENT DIRECTORS HAVE LED FF THROUGH A SUCCESSFUL PERIOD WHILE MEETING A SHAREHOLDER COVETED INVESTMENT NICHE."/1/

      Don't forget that the current Board, including the incumbents, has led the Fund to become: (1) the #1 closed-end equity fund over 10 years (as of December 31, 2001);/2/ (2) the #1 closed-end sector equity fund for the year ended December 31, 2001;/3/ and (3) the best performing closed-end fund over the past 15 years (as of April 30, 2002)./4/

      WE ARE VERY PLEASED WITH THE INDEPENDENT RECOMMENDATION OF ISS. WE TRUST YOU AGREE, AND WILL VOTE THE WHITE PROXY CARD TO DEFEAT THE HOREJSI CANDIDATES AND TO KEEP YOUR DIRECTORS, MESSRS. DORSEY AND LA BLANC, ON THE BOARD.

      As the August 12 meeting date is very soon, it is very important that you sign, date, and return the enclosed WHITE proxy card immediately in the enclosed

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postage-paid return envelope to ensure that your vote will be counted. PLEASE
IGNORE ANY GREEN PROXY CARDS YOU MAY RECEIVE FROM THE HOREJSI GROUP OR ITS SOLICITORS. IF YOU HAVE ALREADY VOTED A GREEN PROXY CARD, YOU MAY STILL SUBMIT A WHITE PROXY CARD, WHICH WOULD CANCEL YOUR VOTE ON THE GREEN PROXY CARD. Should you need another copy of our proxy materials, or if you have any questions or need other assistance, please call the Fund's proxy solicitor, Georgeson Shareholder Communications Inc., toll free at (800) 530-2809.

      Thank you for your time and consideration. We look forward to continuing our valuable partnership with you.

                                          Sincerely,


                                          /s/ Thomas T. Mooney

                                          Thomas T. Mooney
                                          Chairman of the Board of Directors
                                          First Financial Fund, Inc.


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/1/  From a report dated July 30, 2002.(C) Institutional Shareholder Services.
/2/  By Lipper, Inc., a global leader in supplying fund information.
/3/  By Lipper, Inc.
/4/ By The Internet Closed-End Fund Investor, a service whose mission is to educate investors about closed-end funds and to provide information that may be useful in making investment decisions concerning closed-end funds, and CDA/Wiesenberger, a leading provider of fund information.